Exhibit (h)(8)

AMENDMENT TO

SERVICES AGREEMENT

This Amendment, dated as of December 19, 2018 (“Amendment”), amends the Services Agreement between Citi Fund Services Ohio, Inc., an Ohio corporation (“Service Provider”) and Mirae Asset Discovery Funds (“Client”), dated September 27, 2010 (as amended and in effect as of the date hereof, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, the parties wish to clarify the Funds for which Service Provider provides the Services pursuant to the Agreement;

WHEREAS, the parties wish to update certain fees related to securities pricing.

NOW THEREFORE, the Service Provider and Client, in exchange for good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties, agree as follows:

1.	Amendment to Schedule 4. Schedule 4 of the Agreement is hereby deleted in its entirety and replaced with the new Schedule 4 attached to the end of this Amendment.

2.	Amendment to Schedule 5.

Schedule 5 of the Agreement is hereby amended by removing Asia Great Consumer Fund and adding Mirae Emerging Markets VIT Fund, Mirae Emerging Markets Great Consumer VIT Fund and Mirae Asset Asia VIT Fund, each a series of the Client, to the Agreement. Thus, Schedule 5 is amended to state:

Emerging Markets Fund

Emerging Markets Great Consumer Fund

Emerging Markets Corporate Debt Fund

Asia Fund

Mirae Emerging Markets VIT Fund

Mirae Emerging Markets Great Consumer VIT Fund

3.	Representations and Warranties.

(a)	The Client represents (i) that it has full power and authority to enter into and perform this Amendment, (ii) that this Amendment, and all information relating thereto has been presented to and reviewed by the Board, and (iii) that the Board has approved this Amendment.

(b)	Service Provider represents that it has full power and authority to enter into and perform this Amendment.

4.	Miscellaneous.

(a)	This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)	Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. The provisions of the Agreement remain in full force and effect except as provided in this Amendment. No amendment or modification to this Amendment shall be valid unless made in writing and executed by the parties hereto.

(c)	Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)	This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement. This Amendment shall become effective as of the date first written above.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

Citi FUND SERVICES OHIO, INC.		mirae asset dISCOVERY fUNDS
By:	/s/ Jay Martin	By:	/s/ Robert Shea
Name:	Jay Martin	Name:	Robert Shea
Title:	President	Title:	Vice President
Date:	2-11-2019	Date:	February 8, 2019

Schedule 4 to Services Agreement

Fee Schedule

1.       FEES*

The Client shall pay the following fees to Service Provider as compensation for the Services rendered hereunder. All fees shall be aggregated and paid monthly.

*A $100,000 annual credit will be applied to the total fees, which will be applied to the monthly invoice at a rate of $8,333.33. This annual credit will be applied beginning on September 28, 2018 and ending on September 28, 2020.

a. Administration Fees

For Administration Services, for each Fund (and not on an aggregate basis), each month the Client shall pay Service Provider the greater of: (i) $5,833.33 or (ii):

0.015% of the first $1 billion in net assets of such Fund, plus

0.010% of the net assets of the Fund in excess of $1 billion.

b. Fund Accounting Fees

For Fund Accounting Services, for each Fund (and not on an aggregate basis), each month the Client shall pay Service Provider the greater of: (i) $2,500 or (ii):

0.015% of the first $1 billion in net assets of such Fund, plus

0.010% of the net assets of the Fund in excess of $1 billion.

c. Fair Value Support Services

As compensation for Fair Value Support Services (the services set forth in subsections 2(b) and 2(c) (as they relate to fair value determinations) of Schedule 2, Appendix B to this Agreement). Service Provider shall receive the following annual servicing fee for each Fund that the Client designates as being subject to fair value determinations and for which Fair Value Support Services are to be provided by Service Provider hereunder, as follows:

Annual Fee for Fair Value Support Services to be provided by Service Provider:

For each Fund with less than 200 securities: $5,000

For each Funds with at least 200 securities: $7,500

(The Annual Fee is to be billed in equal monthly installments)

The foregoing fees do not include out of pocket costs. Service Provider shall also be reimbursed by the Client for the actual costs charged by Fair Value Information Vendors with respect to the provision of fair value pricing information to Service Provider for use in valuing the portfolio holdings of a specific Fund or Funds.

d. Additional Fees:

SOC-1 / SSAE 16 Charges (per Class) $125 per annum

e. Security Pricing Fees

Asset Type	Monthly Fee ($)
Equities	1.85
Asset Backed	15.55
General Bonds	11.65
Government Bonds	11.65
Complex Debt	13.20
Listed Derivatives	3.00
Simple OTCs	21.65
Mid Tier OTCs	72.05
Complex OTCs	313.85

Notes

1.	Monthly rates reflected are based upon current primary pricing vendor selections.
2.	Each “Asset Type” can typically be expected to include the following security types:
•	Equities: Domestic Equity, Foreign Equity, Warrants
•	Asset Backed: ABS, MBS, CMO’s, CMBs
•	General Bonds: US Investment Grade Corporate Bonds, US High Yield Corporate Bonds, International Bonds
•	Government Bonds: Agency Debt, US Government Bonds, Money Market, Municipal Bonds
•	Complex Debt: Bank Loans
•	Listed Derivatives: Futures, options
•	Simple OTC: Interest Rate Swap; OTC Options; Currency Forwards; Currency Swap
•	Mid Tier OTC: Total Return Swap; Asset Swaps; Cross Currency Swaps; Credit Default Swaps
•	Complex OTC: Exotic Options; Volatility Swaps; CDOs; CLOs
3.	Security Pricing Valuation Services will not be subject to the annual fee increase

2.       Out-of-Pocket Expenses and Miscellaneous Charges

In addition to the above fees, Service Provider shall be entitled to receive payment for the following out-of-pocket expenses and miscellaneous charges:

A.                    Reimbursement of Expenses. The Client shall reimburse Service Provider for its out-of-pocket expenses reasonably incurred in providing Services, including:

(i)	All freight and other delivery and bonding charges incurred by Service Provider in delivering materials to and from the Client and in delivering all materials to Shareholders;
(ii)	The cost of obtaining security and issuer information;
(iii)	The cost of CD-ROM, computer disks, microfilm, or microfiche, and storage of records or other materials and data;
(iv)	Costs of postage, bank services, couriers, stock computer paper, statements, labels, envelopes, reports, notices, or other form of printed material (including the cost of preparing and printing all printed material) which shall be required by Service Provider for the performance of the services to be provided hereunder, including print production charges incurred;
(v)	All copy charges;
(vi)	Any expenses Service Provider shall incur at the written direction of the Client or a duly authorized officer of the Client;
(vii)	The cost of tax data services;

(viii)	Regulatory filing fees, industry data source fees (e.g., Lipper), tax data services, security pricing, printing (including board book production expenses) and typesetting services, communications, postage and delivery services, reproduction and record storage and retention expenses, and travel related expenses for board/client meetings; and
(ix)	Any additional expenses reasonably incurred by Service Provider in the performance of its duties and obligations under this Agreement.

B.                     Miscellaneous Service Fees and Charges. In addition to the amounts set forth in paragraphs (1) and 2(A) above, Service Provider shall be entitled to receive the following amounts from the Client:

(i)	System development fees, billed at the rate of $150 per hour, as requested and pre-approved by the Client, and all systems-related expenses, agreed in advance, associated with the provision of special reports and services pursuant to any of the Schedules hereto;
(ii)	Fees for development of custom interfaces pre-approved by the Client, billed at the rate of $150 per hour;
(iii)	Ad hoc reporting fees pre-approved by the Client, billed at the rate of $150 per hour;
(iv)	Check and payment processing fees; and
(v)	Costs of rating agencies.